FOR IMMEDIATE RELEASE
---------------------

Contacts:

Alred E. Brennan, Chief Executive Officer
Arthur L. Herbst, Jr., President
Christine R. Boehning, Chief Financial Officer

(314) 344-0010, Ext. 3133

                                                                    [logo]

                                                               YOUNG
                                                               INNOVATIONS, INC.




                  YOUNG INNOVATIONS, INC. ANNOUNCES THE SALE OF
                         PLAK SMACKER'S RETAIL DIVISION


ST. LOUIS, MO., DECEMBER 1, 2004 - Young Innovations, Inc. (NASDAQ - YDNT) today announced that it has completed the sale of the retail division of its Plak Smacker subsidiary. The terms of the transaction were not disclosed.

The retail division sells toothbrushes, children's toothpaste and dental accessories to mass merchandisers under the Plak Smacker brand name. The retail division, which is reported as an independent segment in the Company's financial statements, had sales of $2.4 million and operating income of $162,000 for the nine months ended September 30, 2004. The Company expects the sale to generate a gain on disposal, net of certain transaction and exit costs, of approximately $0.06 per share in the fourth quarter of 2004, when the financial results will be reported as discontinued operations.

Commenting on the sale, Alfred E. Brennan, Chief Executive Officer, noted "Sales volatility in Plak Smacker's retail segment has been an occasional distraction from our core operations, and, as a result, we reevaluated its current fit within our business. We concluded that it was in our shareholders best interests to divest the division, and that the retail business would benefit from new ownership."

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company's product offering includes disposable and metal prophy angles, prophy cups and brushes, panoramic X-ray machines, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children's toothbrushes, and children's toothpastes. The Company believes it is the leading manufacturer and distributor of prophy angles and cups (used in teeth cleaning and polishing procedures) in the United States. The Company also believes it is the leading provider of panoramic X-ray equipment and dental surface disinfectants in the United States.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," or similar expressions. These statements are not guaranties of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those disclosed in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.